[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

Reinsurer Agreement No. 14680-00-00

AUTOMATIC/FACULTATIVE YRT
REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)

Between

SYMETRA LIFE INSURANCE COMPANY
West Des Moines, Iowa
(hereinafter referred to as the “Ceding Company”)

and

RGA REINSURANCE COMPANY
Chesterfield, Missouri
(hereinafter referred to as the “Reinsurer”)

EFFECTIVE:    May 1, 2015

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ARTICLE 1 – PREAMBLE

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1.1PARTIES TO THIS AGREEMENT
This is an YRT Agreement for indemnity reinsurance (the “Agreement”) solely between Symetra Life Insurance Company of West Des Moines, Iowa and RGA Reinsurance Company of Chesterfield, Missouri. The Ceding Company and the Reinsurer are collectively referred to as the “parties”.

The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.

The Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and assigns.

1.2COMPLIANCE
This Agreement applies only to the issuance of insurance by the Ceding Company in a jurisdiction in which it is properly licensed.

The Ceding Company and the Reinsurer represent that, to the best of their knowledge, they are in compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that either party is found to be in non-compliance with any such law or regulation, the Agreement will remain in effect and the parties will seek to remedy the non-compliance and will indemnify each other for any direct loss suffered as a result of the non-compliance.

1.3CONSTRUCTION
This Agreement will be construed in accordance with the laws of the state of Iowa.

1.4ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by all parties, except as otherwise provided herein.

1.5SEVERABILITY
If any provision of this Agreement is determined by a court of law to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement to the extent that enforcement of such remaining provisions, without the invalid or unenforceable provision, is consistent with the intent of the parties which is inferred from the provisions of the entire Agreement.

1.6WAIVER
Either party may choose to waive any provision or right under this Agreement under which performance is owed to them by the other party. Any waiver of provisions or rights by a party to this Agreement must be in writing signed by a duly authorized representative of the party granting the waiver. If either party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future.

1.7BACKDATING TO SAVE AGE
The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated issue date precedes the Effective Date of this Agreement. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Binding or Jumbo Limits stated in Exhibit C.

1.8ASSIGNMENT
Neither party may assign, transfer, sell, convey or otherwise dispose of any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, which consent shall not be

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unreasonably withheld; provided, however, that this provision shall not be interpreted to prevent (i) either party from assigning, conveying, or reinsuring all or any part of its retained or assumed risks to one or more licensed insurance companies that are affiliated with the party, (ii) the Ceding Company from entering into any financial or surplus relief, catastrophic or risk pooling type reinsurance transactions with respect to the reinsured policies, or (iii) the Reinsurer from retroceding all or any part of its assumed risk on an indemnity basis.

ARTICLE 2 – AUTOMATIC REINSURANCE
2.1 GENERAL CONDITIONS
On and after the Effective Date of this Agreement, the Ceding Company will Automatically cede to the Reinsurer a portion of the life insurance policies, supplementary benefits, and riders listed in Exhibit B.

The Reinsurer will Automatically accept its share of the above-referenced policies up to the limits shown in Exhibit C, provided that:

a.the Ceding Company keeps its Maximum Retention Per Life, as specified in Exhibit A, or otherwise holds its Maximum Retention Per Life on a life under the current policy and/or previously issued in force policies;
b.the Ceding Company applies the underwriting guidelines, practices, and procedures for risk selection conveyed to the Reinsurer prior to or at the time of pricing, or any Material Changes consented to in writing by the Reinsurer, which are still in use on the coverage commencement date;
c.the insured, at the time of the application, must be a legal Permanent Resident of the United States, Canada, Puerto Rico, or Guam;
d.the total of the Ultimate Death Benefit Amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Ceding Company, does not exceed the Automatic Binding Limits set out in Exhibit C;
e.the amount of life insurance in force in all companies, including any coverage to be replaced, excluding 1035 replacement situations where a signed absolute assignment form has been obtained, plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limits stated in Exhibit C;
f.the application is on a life that is not a Professional Athlete; and
g.the application is on a life that has not been submitted Facultatively to the Reinsurer or any other reinsurer within the last three (3) years, unless the reason for any prior Facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement or that the medical reason for the original facultative submission no longer exists.

2.2 RETAINED AMOUNTS
The Ceding Company may not reinsure, on any basis, the amount it has retained on the business covered under this Agreement without prior notification to and agreement of the Reinsurer, which consent will not be unreasonably withheld. Notwithstanding the foregoing, the Ceding Company may reinsure retained amounts to its affiliates without prior consent of the Reinsurer.
[REDACTED]

2.3 EXPENSE OF ORIGINAL POLICY
The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the Original Policy.

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ARTICLE 3 – FACULTATIVE REINSURANCE

The Ceding Company may submit any application on a plan or rider identified in Exhibit B to the Reinsurer for its consideration on a Facultative basis.

The Ceding Company will apply for reinsurance on a Facultative basis by sending to the Reinsurer an application for Facultative reinsurance, providing the information similar to that outlined in Exhibit F. Accompanying this application will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, as available copies of the application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports, Ultimate Death Benefit Amount applied for in all companies (if available), Ultimate Death Benefit Amount to be placed in all companies (if available) and Ultimate Death Benefit Amount to be in force in all companies (if available), and any other information bearing on the insurability of the risk. The Ceding Company also will notify the Reinsurer of any outstanding underwriting requirements at the time of the Facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment will be promptly transmitted to the Reinsurer.

The Ceding Company has the responsibility to clearly identify the Ultimate Death Benefit Amount as the face amount to be reinsured at the time a request for coverage is made so that the Reinsurer’s underwriters are aware of the highest projected Policy Death Benefit amount. The highest Reinsured Net Amount at Risk can never exceed the amount of the Reinsurer’s offer.

After consideration of the application for Facultative reinsurance and related information, the Reinsurer will promptly inform the Ceding Company of its underwriting decision. The Reinsurer’s offer will expire at the end of one hundred twenty (120) calendar days, unless otherwise specified by the Reinsurer.

If the underwriting decision is acceptable, the Ceding Company will notify the Reinsurer in writing of its acceptance of the offer. If any risk is to be submitted to more than one Reinsurer for consideration, the current allocation rules for placement of Facultative cases as outlined in Exhibit G will apply. If the Ceding Company fails to accept the Reinsurer’s offer, the Reinsurer’s offer shall expire and no reinsurance coverage shall exist on the risk. Article 16 – Errors and Omissions, shall not apply to this Article however, if such an Error were to be found, the Reinsurer will, on a best effort basis, attempt to assume such risk within its available retention and secure any remaining original offered facultative capacity from its retrocessionaires.

The relevant terms and conditions of this Agreement will apply to those Facultative offers made by the Reinsurer and accepted by the Ceding Company.

ARTICLE 4 – COMMENCEMENT OF LIABILITY

4.1 AUTOMATIC REINSURANCE
For Automatic reinsurance, the Reinsurer’s liability will commence at the same time as the Ceding Company’s liability.

4.2 FACULTATIVE REINSURANCE
For Facultative reinsurance, the Reinsurer’s liability will commence at the same time as the Ceding Company’s liability, provided that the Reinsurer has made a binding Facultative offer and that offer was accepted, during the lifetime of the insured, in accordance with the terms of this Agreement.

4.3 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT
Reinsurance coverage under a Conditional Receipt or Temporary Insurance Agreement is limited to the Reinsurer’s share of amounts within the Conditional Receipt or Temporary Insurance Agreement, up to the limits specified in Exhibit C. Reinsurance coverage is limited to one Conditional Receipt or Temporary Insurance Agreement per application on a life regardless of how many receipts are issued or initial premiums

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are accepted by the Ceding Company. The Reinsurer will accept liability, which will commence as specified in this Article, provided that:

a.the Reinsurer has reviewed and approved the Conditional Receipt form or Temporary Insurance Agreement; and
b.the risk is eligible for Automatic reinsurance under this Agreement; or
c.the Reinsurer has made a Facultative offer during the lifetime of the insured and the Ceding Company has or would have accepted that offer based on the allocation rules for placement of Facultative cases in Exhibit G; or
d.if the proposed insured dies prior to the completion of the underwriting process, the Reinsurer will continue to underwrite the risk to determine if a facultative offer would have been made on the risk. If so, the Reinsurer will accept liability for the risk subject to the other provisions of this Article; and
e.the Ceding Company, its agents, or representatives have followed its normal cash-with-application procedures for such coverage.
After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

ARTICLE 5 – PREMIUM ACCOUNTING

5.1 PREMIUMS
Reinsurance premium rates paid by the Ceding Company for life insurance and other benefits reinsured under this Agreement are shown in Exhibit D. The rates will be applied to the Reinsured Net Amount at Risk.

5.2 PAYMENT OF PREMIUMS
Reinsurance premiums are payable annually and in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within thirty (30) calendar days after the end of the month, will send the Reinsurer a statement that contains the information shown in Exhibit E, showing reinsurance premiums due for that period. If an amount is due to the Reinsurer, the Ceding Company will remit amounts due to the Reinsurer at the same time as the statement. If an amount is due to the Company, the Reinsurer will remit such amount within thirty (30) calendar days of receipt of the statement on undisputed amounts.

The Ceding Company shall provide the Policy Net Amount at Risk annually to the Reinsurer, as outlined in Exhibit E, for each policy when the risk is not level each year.

5.3 DELAYED PAYMENT
If premium balances remain unpaid for more than sixty (60) calendar days after they are due pursuant to Article 5.2 above, the Reinsurer reserves the right to charge interest from the end of the reporting period. Interest will be calculated using the index specified in Article 12.7.

Any outstanding balances due from the Reinsurer to the Ceding Company will be treated similarly.

5.4 FAILURE TO PAY PREMIUMS
The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within sixty (60) calendar days after they are due pursuant to Article 5.2 above, the Reinsurer will have the right to terminate the reinsurance for all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company ninety (90) calendar days written notice of its intention. Such notice will be sent by certified mail or overnight courier service (e.g. Federal Express).

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If all reinsurance premiums in arrears, including any that become in arrears during the ninety (90) calendar day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their due date pursuant to Article 5.2 above.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within thirty (30) calendar days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer’s right to collect premiums, net of any other payments due from the Reinsurer to the Ceding Company, for the period during which reinsurance was in force prior to the expiration of the ninety (90) calendar day notice.

The Ceding Company may not force termination under the provisions of this Article to avoid the provisions regarding recapture in Article 11, nor to transfer the reinsured policies to another Reinsurer.

5.5 PREMIUM RATE GUARANTEE
Although the Reinsurer anticipates that the premium rates in Exhibit D will apply indefinitely, rates are guaranteed for one year. [REDACTED]

5.6 PREMIUMS AFTER ACCELERATION
Once a policy is accelerated under a lien approach, the reinsurance premiums will continue to be paid on the policy as if there had been no acceleration. If the policy is accelerated under another approach, the reinsurance premiums will be paid on the Reinsured Net Amount at Risk of the policy net of the Reinsurer’s Proportionate Share of the accelerated amount calculated at time of acceleration. Irrespective of the acceleration approach, if the Reinsurer does not participate in the acceleration, the reinsurance premiums will continue to be paid on the policy as if there had been no acceleration.

ARTICLE 6 – POLICY REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Article. The Ceding Company will notify the Reinsurer of any change within ninety (90) calendar days after its effective date.

6.1 REDUCTIONS AND TERMINATIONS
In the event of reduction, lapse, or termination of a policy or policies on a life that is reinsured under this Agreement, the Ceding Company will reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Ceding Company maintains its Retention as defined in Exhibit A. If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If there is a lapse, termination or reduction on a policy reinsured under this Agreement where Maximum Retention Per Life is held on a life, the Ceding Company will reduce the reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the amount reinsured and that the reduction is due to lapse or death, the reinsurance on the policy or policies will be terminated. For other such reductions that exceed the amount reinsured, the reinsurance on the policy or policies will continue but the Reinsured Net Amount at Risk and Reinsurance Premiums will be zero.

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In the event of the reduction, lapse, death claim or termination of a policy or policies reinsured under this Agreement, the Reinsurer will refund any unearned reinsurance premiums. The reinsured portion of any policy fee will be deemed earned for the entire policy year if the policy was reinsured during any portion of that policy year.

6.2 INCREASES
a.Non-contractual Increases
If the Initial Death Benefit is increased as a result of a non-contractual change, the increase will be underwritten by the Ceding Company in accordance with the underwriting guidelines, practices, and procedures in effect at the time of the increase. The Reinsurer’s approval is required if the Original Policy was reinsured on a Facultative basis or if the new amount will cause the Automatic Binding Limits or the Jumbo Limits shown in Exhibit C to be exceeded.

b.Contractual and Regulatory Increases
The Reinsurer will assume its share of the entire amount in excess of the Ceding Company’s Maximum Retention Per Life. If the reinsurance is Automatic, the Automatic Binding or Jumbo Limits shown in Exhibit C must not be exceeded. If the reinsurance is Facultative, the amount of reinsurance must not exceed the Ultimate Death Benefit Amount included in the Facultative offer.

The Ceding Company’s Retention on the policy will remain constant. Any change in the Policy Net Amount at Risk due to changes in the policy’s cash value, account value or Proxy Economic Reserves will be allocated to the Reinsured Net Amount at Risk.

If the original amount and the increase are considered New Business as defined under this Agreement, then the entire amount will be ceded as New Business under the Ceding Company’s reinsurance agreements open to New Business.

If only the amount of increase is considered New Business as defined under this Agreement, then the increase will be treated as New Business for reinsurance purposes, will be ceded to the Reinsurer as such under this Agreement and subject to all New Business provisions of this Agreement. For clarity, the original amount will also continue to be reinsured with the Reinsurer under this Agreement using the point-in-scale reinsurance rates.

If the original amount and the increase are not considered New Business as defined under this Agreement, then reinsurance of both the original amount and the increase will continue with the Reinsurer under this Agreement using point-in-scale reinsurance rates.

6.3 RISK CLASSIFICATION CHANGES
If a Policy was initially ceded to the Reinsurer on an Automatic basis and if, following the consideration of new underwriting evidence, the Ceding Company makes a change to the risk classification in accordance with its underwriting guidelines, practices, and procedures for risk selection, the same change will be made to the reinsurance coverage. If such change is being made on a Facultatively reinsured policy, the change is subject to the Reinsurer’s approval. If following the consideration of new underwriting evidence, the Ceding Company can place the Facultative policy at a lower mortality rating or better underwriting class than that of the Reinsurer, then the Ceding Company will have the right to terminate the reinsurance. However, the Ceding Company will provide the Reinsurer an opportunity to quote anew and will use best efforts to maintain the existing reinsurance.

Any such change affecting the reinsurance will be on a point-in-scale basis at the revised risk classification and effective with the date of the change. The Reinsurer will refund any unearned reinsurance premiums, net of reinsurance allowances, paid by the Ceding Company prior to the change of mortality rating or underwriting class as calculated on the date of the policy change.

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6.4 REINSTATEMENT
Any reinstated policy originally Automatically reinsured in accordance with the terms and conditions of this Agreement, or any such Facultatively reinsured policy that is reinstated within ninety (90) calendar days of being in lapsed status, may be automatically reinstated with the Reinsurer as long as the policy is reinstated in accordance with the established procedures and rules of the Ceding Company previously disclosed to the Reinsurer. If a proposed policy reinstatement is subject to new underwriting based on the Ceding Company’s established procedures and rules, the Automatic Binding Limit and Jumbo Limit in effect at the time of the reinstatement shall apply.  Any policy reinstatement exceptions deviating from established procedures and rules previously disclosed to the Reinsurer must be approved by the Reinsurer prior to ceding the reinstatement to the Reinsurer. Any policy originally reinsured with the Reinsurer on a Facultative basis which has been in a lapsed status for more than ninety (90) calendar days must be submitted with underwriting requirements and approved by the Reinsurer prior to ceding the reinstatement to the Reinsurer. The Ceding Company will pay the Reinsurer its share of amounts collected or charged for the reinstatement of such policies.

6.5 NONFORFEITURE BENEFITS

a.Extended Term
If the Original Policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the Original Policy until the expiration of the extended term period.

b.Reduced Paid-Up
If the Original Policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured will be reduced in accordance with the procedures outlined in Article 6.1.

6.6 POLICY LOANS
The Reinsurer does not participate in policy loans nor other forms of indebtedness on policies reinsured under this Agreement; therefore, policy loans do not affect the Reinsured Net Amount at Risk.

ARTICLE 7 – CONVERSIONS, EXCHANGES AND REPLACEMENTS

7.1 NOTIFICATION AND PLACEMENT
If a policy reinsured under this Agreement is converted, continued, exchanged or replaced, the Ceding Company will promptly notify the Reinsurer. A policy resulting from an internal exchange or replacement will be underwritten by the Ceding Company in accordance with its underwriting guidelines, practices and procedures for exchanges and replacements. Conversions, continuations, exchanges or replacements of policies previously reinsured with the Reinsurer will continue to be reinsured with the Reinsurer in an amount not to exceed the original Reinsured Net Amount at Risk, unless such conversion, continuation, exchange or replacement meets all the criteria for New Business, as defined in Article 6.2, and is ceded as such. Furthermore, any Policy reduction, termination and/or change at time of conversion, continuation, exchange or replacement will be reinsured according to the provisions of Article 6.

Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that are continued, exchanged to or replaced by a plan covered under this Agreement will not be reinsured hereunder unless such conversion, continuation, exchange or replacement meets all the criteria for New Business and is ceded as such.

Continuations, conversions, exchanges and replacements will not apply to any riders and supplementary benefits under this Agreement, with the exception of the Twenty (20) Year Term Rider.

7.2 PREMIUMS
If the policy resulting from a conversion, continuation, exchange or replacement is considered New Business, the policy will be reinsured as such under the appropriate reinsurance agreement open to New Business. If the policy resulting from a conversion, continuation, exchange or replacement is not considered New Business, it

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will continue to be reinsured with the Reinsurer under this Agreement. The reinsurance rates for such exchanges and replacements are per Exhibit D - Reinsurance Premiums and the reinsurance premium will be on a point-in-scale basis from the original issue age, underwriting class and duration since the issuance of the Original Policy.

If there is a reduction, termination and/or change in the policy at the time of conversion, continuation, exchange or replacement, the policy will be reinsured according to the provisions of Article 6.

7.3 FACULTATIVE CONSIDERATIONS
The Reinsurer’s approval to exchange or replace the Original Policy will be required if the Original Policy was reinsured on a Facultative basis, and the New Policy is fully underwritten by the Ceding Company.

7.4    SPECIAL CONTINUATION PROGRAMS
The Ceding Company will not introduce any special continuation programs involving policies reinsured under this Agreement without the Reinsurer’s prior written approval, unless the subsequently issued policies qualify as New Business.

7.5    ACCELERATED BENEFITS
Any residual Reinsurance Death Benefit post-acceleration may not be exchanged or replaced.

ARTICLE 8 – POLICY RESCISSION
If it is determined that a policy reinsured under this Agreement should be rescinded due to misrepresentation by the policy owner or the insured, the Reinsurer will pay its share of reasonable investigation and legal expenses connected with the rescission action. If it is determined that multiple similarly situated policies reinsured under this Agreement should all be rescinded for the same reason or reasons, the Ceding Company must consult with the Reinsurer in advance of incurring the investigation and legal expenses.

The Reinsurer will not reimburse the Ceding Company for routine expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company.

ARTICLE 9 – CLAIMS

9.1 COVERAGE
Claims covered under this Agreement are for the plans and any additional benefits specified in Exhibit B.

9.2 NOTICE
The Ceding Company will promptly notify the Reinsurer after it receives a claim on a policy reinsured under this Agreement, optimally no later than three (3) months after receiving notice of the death of the insured.

For claims on living benefit products, the Ceding Company will promptly notify the Reinsurer, optimally within three (3) months after the trigger for the benefit payment has occurred.

For Joint Last Survivor plans, the Ceding Company, if notified, will also notify the Reinsurer at time of the first death.

9.3 PROOFS
The Ceding Company will promptly provide the Reinsurer with proper claim proofs, which are a copy of the proof of payment by the Ceding Company, a copy of the insured’s death certificate and a copy of the claimant’s statement. It is the Ceding Company’s sole decision to determine whether a claim is payable. The Reinsurer may request, and the Ceding Company will send, all documents in connection with any claim reinsured under this Agreement, including all underwriting papers connected with that claim.

9.4 AMOUNT AND PAYMENT OF REINSURANCE BENEFITS

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As soon as the Reinsurer receives proper claim notice and proper claim proofs, the Reinsurer will promptly pay its Proportionate Share of all payable claims eligible for coverage under this Agreement. However, if the Ceding Company wishes to pay any ex gratia payment above and beyond what is contractually obligated, then the Ceding Company will accept the entire liability for such additional payment unless the Reinsurer has expressly agreed to participate. [REDACTED]

The maximum Reinsured Net Amount at Risk payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with the Reinsurer. The Reinsurer will also pay its Proportionate Share of the interest on the death proceeds through the date of settlement that the Ceding Company is required to pay, either by law or under the terms of the policy.

Life benefit payments will be made in a single sum, regardless of the Ceding Company’s settlement options.

If an accelerated benefit as a result of Terminal Illness is paid by the Ceding Company in accordance with a covered rider provided in Exhibit B, the Reinsurer will reimburse its Proportionate Share of the accelerated benefit at the time of the Ceding Company’s payment of the accelerated benefit. Furthermore, upon the death of the insured, the Reinsurer will reimburse the Ceding Company for the Reinsured Net Amount at Risk, reduced by the amount previously remitted by the Reinsurer for the accelerated amount. For other benefits and/or riders providing an acceleration in which the Reinsurer does not participate, upon the death of the insured, the Reinsurer will reimburse the Ceding Company for the Reinsured Net Amount at Risk, gross of any acceleration paid by the Ceding Company. In the event of a policy lapse following the payment of an accelerated benefit for cognitive impairment (at no cost to insured) under which the Reinsurer did not participate at the time of acceleration, the Ceding Company will notify the Reinsurer and the Reinsurer will pay to the Ceding Company its Proportionate Share, calculated at time of acceleration, of the previously made accelerated benefit. For all other benefit accelerations in which the Reinsurer does not participate, the Reinsurer will pay no benefit at policy lapse occurring subsequent to payment of the accelerated benefit.

9.5 DISPUTED CLAIMS
The Ceding Company will promptly notify the Reinsurer of any contest, compromise or litigation as a result of a denial of a claim involving a policy reinsured under this Agreement or as a result of rescission of a policy reinsured under this Agreement. Unless it declines to be a party to such action, the Reinsurer will pay its share of any settlement and third party investigation fees based on the proportion that the amount of reinsurance bore to the amount payable on the date of death of the insured, up to the maximum that would have been payable under the specific policy had there been no dispute. Additionally, claim expenses are in addition to the aforementioned maximum and are as specified in Article 9.6 below.

If the Reinsurer declines to be a party to said contest, compromise or litigation, it will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. [REDACTED]

The Reinsurer will make its best effort to notify the Ceding Company in writing of its decision to join in or decline to be a party to a contest, compromise or litigation within ten (10) calendar days of receiving all documents on a claim being disputed. Notwithstanding, if the Reinsurer fails to notify the Ceding Company in writing of its decision to join in or decline to be a party to a contest, compromise or litigation within fifteen (15) calendar days of receiving all documents on the claim being contested, or earlier if judicially required, the Reinsurer will have been deemed to have agreed with the Ceding Company’s proposed course of action to contest or not contest.

9.6 CLAIM EXPENSES
The Reinsurer will pay its Proportionate Share of reasonable claim investigation and legal expenses connected with the litigation or settlement of claims payable under this Agreement unless the Reinsurer has discharged its liability pursuant to Article 9.5 above. If the Reinsurer has so discharged its liability, the Reinsurer will not participate in any expenses incurred thereafter.

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The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

9.7 MISREPRESENTATION OR SUICIDE
If the Ceding Company returns premium to the policy owner or beneficiary as a result of fraud or misrepresentation within the policy contestable period or suicide of the insured, the Reinsurer will refund net reinsurance premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.

9.8 MISSTATEMENT OF AGE OR GENDER
In the event of a change in the amount of the Ceding Company’s liability on a policy due to a misstatement of age or gender, the Reinsurer’s liability will change accordingly within the terms of this Agreement. The Reinsured Net Amount at Risk will be adjusted from the inception of the Original Policy, and any difference will be settled without interest.

9.8 EXTRA-CONTRACTUAL DAMAGES
In no event shall the Reinsurer be liable for any Extra-Contractual Obligations awarded against the Ceding Company as a result of any act, omission or course of conduct committed solely by the Ceding Company, its agents or representatives in connection with claims under this Agreement, nor for any legal fees or expenses incurred in the defense of such claims.

ARTICLE 10 – RETENTION LIMIT CHANGES
If the Ceding Company changes its Retention limits as shown in Exhibit A.1, it will provide the Reinsurer with prompt written notice of the intended changes.

A change to the Ceding Company’s Retention limits will not affect policies reinsured under this Agreement except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the parties, an increase in the Ceding Company’s Retention limit will not increase the Automatic Binding Limits.

ARTICLE 11 – RECAPTURE
Whenever the Ceding Company increases its Maximum Retention Per Life as set forth in Exhibit A.1 the Ceding Company will notify the Reinsurer of its intent to recapture to the new Retention limits. [REDACTED]

After the effective date of recapture, the Reinsurer will not be liable for any benefits on reinsured policies or portions of such reinsured policies eligible for recapture that the Ceding Company has overlooked.

On Joint Last Survivor policies issued with the Estate Preservation Rider, if the Ceding Company retained its Maximum Retention Per Life at issue, recapture on the base policy upon expiry of the Estate Preservation Rider, up to the Ceding Company’s original maximum dollar retention, is not subject to this recapture provision.

ARTICLE 12 – GENERAL PROVISIONS

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12.1CURRENCY
All payments and reporting by all parties under this Agreement will be made in United States dollars.

12.2PREMIUM TAX
The Reinsurer will not reimburse the Ceding Company for premium taxes.

12.3INSPECTION OF RECORDS
The Reinsurer and the Ceding Company, or their duly authorized representatives, will have the right to inspect original papers, records and all documents relating to the business reinsured under this Agreement. These documents will be made available during normal office hours to a representative of either company who will be named in advance; notification of such visits will normally be given two (2) weeks in advance and even in urgent cases at least forty-eight (48) hours in advance.

12.4FORMS, MANUAL, ISSUE RULES AND CLAIMS PRACTICES
The Ceding Company affirms that it has supplied the Reinsurer with the underwriting guidelines, issue rules, reinstatement rules, policy forms and Proxy Economic Reserves factors in use as of the Effective Date of this Agreement for the policies reinsured hereunder or will supply them to the Reinsurer, upon request, within five (5) business days. Further, the Ceding Company affirms that it follows claims handling practices and procedures which are standard and customary to the life insurance industry.

The Ceding Company will promptly notify the Reinsurer in writing of any proposed Material Changes in its underwriting guidelines, issue rules, reinstatement rules, policy forms, Proxy Economic Reserves factors and claims practices and procedures. The Reinsurer will in turn respond in writing within fifteen (15) business days following receipt of written notice of such requested changes. If the Reinsurer fails to advise in writing at the end of the fifteen (15) business day review period, whether it approves or rejects the proposed change, the Reinsurer will be deemed to have automatically approved the changes on the basis that the Ceding Company requested. If the Reinsurer appropriately responds in writing at the end of the fifteen (15) business day review period, but rejects the proposed changes, the Reinsurer shall have liability with respect to the policy issued pursuant to such changes only if the policy would have been issued and reinsured under the terms of this Agreement in the absence of such change. If such policy is issued, the Reinsurer’s liability will correspond to that which exists absent the change. If the Ceding Company does not provide the Reinsurer with the appropriate written notice of such Material Changes, the Reinsurer shall have no liability with respect to the policies issued pursuant to such changes.

It is the Ceding Company’s responsibility to ensure that its practice and applicable forms are in compliance with current Medical Information Bureau (MIB) guidelines.

12.5OFAC COMPLIANCE
The Ceding Company and the Reinsurer each represents and warrants that it is in compliance with all laws, regulations, judicial and administrative orders applicable to the party and to the business reinsured under this Agreement, as they pertain to sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and with Trade Embargo Laws, as such laws may be amended from time to time (collectively, the “Laws”). Neither party will be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the party who first becomes aware of the violation will promptly notify the other Party of such discovery. The parties will cooperate in order to take all necessary corrective actions to comply with the Laws.

12.6ANTI-MONEY LAUNDERING
Each party, for its part, undertakes that it will discharge its duties under all applicable anti-money laundering legislation and relevant regulations or rules promulgated, and specifically under proceeds of crime (money laundering) and terrorist financing acts and regulations, as such legislation and regulations exist now and

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hereafter. Each party, for its part, agrees that it will be solely responsible for any and all fines and/or penalties levied or assessed, whether on it or on the other Party, by reason of its failure to discharge its said duties under all present and future anti-money laundering laws and regulations.

12.7THE FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)
Both the Reinsurer and the Ceding Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 – 1474 of the US Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms W-8BEN-E, any information necessary for the parties to enter into an agreement described in Section 1471(b) of the US Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the US and any other jurisdictions relating to FATCA. This information shall be provided promptly upon reasonable request by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

The parties to this Agreement acknowledge that if it fails to supply such information on a timely basis, it may be subject to a thirty percent (30%) US withholding tax imposed on payments of US source income.

12.8INTEREST RATE FOR BALANCES IN DEFAULT
Either party reserves the right to charge interest at the 13-week Treasury Bill rate reported for the last business day of the calendar month as stated in the Wall Street Journal or comparable publication when overdue amounts are not paid within sixty (60) calendar days of the due date.

12.9CREDIT FOR REINSURANCE
[REDACTED]

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12.10CONFIDENTIALITY
[REDACTED]

ARTICLE 13 – DAC TAX
The Ceding Company and the Reinsurer hereby agree to the following, pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986:

a.the term “party” refers to either the Ceding Company or the Reinsurer, as appropriate;
b.the terms used in this Article are defined by reference to Regulation Section 1.848-2, effective December 29, 1992;
c.the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);
d.all parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service;
e.the Reinsurer will submit a schedule to the Ceding Company by April 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Reinsurer will report such net consideration in its tax return for the preceding calendar year;
f.the Ceding Company may contest such calculation by providing an alternative calculation to the Reinsurer by May 1. If the Ceding Company does not notify the Reinsurer by May 1, the net considerations reported in the Reinsurer’s tax returns will be the value as defined in Item (e) above;
g.if the Ceding Company submits its alternative calculation, the parties will act in good faith to reach an agreement on the correct amount within thirty (30) calendar days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year; and
h.the Ceding Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

ARTICLE 14 – OFFSET
Any undisputed debts or credits, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement or any other [REDACTED] agreement between the parties, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

ARTICLE 15 – INSOLVENCY
15.1    INSOLVENCY OF A PARTY TO THIS AGREEMENT
A party to this Agreement will be deemed insolvent when it:

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a.applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or
b.is adjudicated as bankrupt or insolvent; or
c.files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or
d.becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

15.2    INSOLVENCY OF THE CEDING COMPANY
In the event of the insolvency of the Ceding Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver or statutory successor will give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver or statutory successor.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a Proportionate Share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement.

This insolvency clause shall not preclude the Reinsurer from asserting any excuse or defense to payment of this reinsurance other than the excuses or defenses of the insolvency of the Ceding Company and the failure of the Ceding Company’s liquidator, receiver, conservator or statutory successor to pay all or a portion of any claim.

15.3    INSOLVENCY OF THE REINSURER
[REDACTED]

ARTICLE 16 – ERRORS AND OMISSIONS
If either the Ceding Company or Reinsurer shall fail to perform an obligation under this Agreement and such failure shall be the result of an Error on the part of the Ceding Company or Reinsurer, such error will not constitute a breach of this Agreement and such Error shall be corrected by restoring the Ceding Company and Reinsurer to the positions they would have occupied had no such Error occurred. Upon discovery of the Error

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by a party, they shall promptly notify the other party, providing as much detail as is available about the circumstances. Additionally, the notifying party shall propose a resolution to the Error which shall include actions that will be taken to avoid similar Errors in the future. If it is not possible to restore each party to the position it would have occupied but for the Error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by the Agreement.

This provision shall apply only to clerical Errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Ceding Company to its insured.

Issues arising out of the application of the underwriting guidelines as described in Article 2.1.b and the use of any Automatic Binding Limits, or grossly negligent, deliberate acts or repetitive Errors (i.e., those that a party has become aware of and which then occur again) shall not be considered Errors.

There is a mutual obligation on both the Ceding Company and the Reinsurer to ensure that all Errors (both favorable and unfavorable) are identified and corrected in an equitable manner at the earliest possible date. The party first discovering the Error will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such failure promptly.

If either party discovers that the Ceding Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Ceding Company to audit its records for similar Errors and to take the actions necessary to avoid similar Errors in the future.

ARTICLE 17 – ARBITRATION
17.1 GENERAL
The parties agree to act in all things with the utmost good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including formation and validity, and whether arising during, or after the period of this Agreement, the dispute or claim will be referred to an arbitration tribunal (a group of three arbitrators), and settled through arbitration.

The arbitrators must be professionals with at least ten (10) years’ experience in the life insurance or reinsurance industry or current or former senior officers of life insurance or life reinsurance companies, and may not be current or former directors, officers or employees of the parties to this Agreement or their respective affiliates or subsidiaries. Each of the arbitrators will be impartial with respect to the dispute.

The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce the decision to judgment.

17.2 NOTICE
To initiate arbitration, either party will notify the other party by certified mail or overnight courier service (e.g. Federal Express) of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party, to which the notice is sent, will respond to the notification in writing, within fifteen (15) business days of its receipt.

17.3 PROCEDURE
Each of the two parties will appoint one arbitrator, and these two arbitrators will select the third arbitrator. Upon the selection of the third arbitrator, the arbitration tribunal will be constituted, and the third arbitrator will act as chairman of the tribunal.

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If either party fails to appoint an arbitrator within sixty (60) calendar days after the other party has given notice of appointing an arbitrator, then the American Arbitration Association will appoint an arbitrator for the party that has failed to do so. The party that has failed to appoint an arbitrator will be responsible for all expenses levied by the American Arbitration Association for such appointment.

Should the two arbitrators be unable to agree on the choice of the third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then the American Arbitration Association will appoint the third arbitrator. All expenses levied by the American Arbitration Association for such appointment shall be borne equally by each party to this Agreement.

The tribunal may in its sole discretion make orders and directions as it considers to be necessary for the final determination of the matters in dispute. Such orders and directions may be necessary with regard to pleadings, discovery, inspection of documents, examination of witnesses and any other matters relating to the conduct of the arbitration. The tribunal will have the widest discretion permissible under the law, and practice of the place of arbitration, when making such orders or directions.

17.4 ARBITRATION COSTS
All costs of the arbitration will be determined by the tribunal, which may take into account the law and practice of the place of arbitration, and in what manner arbitration costs will be paid, and by whom.

17.5 SITE OF ARBITRATION
The site of arbitration will be Seattle, Washington or a location as mutually agreed to by the parties.

17.6 ARBITRATION SETTLEMENT
The decision of the tribunal will be made by majority rule and the award of the tribunal will be in writing and binding upon the parties.

ARTICLE 18 – DURATION OF AGREEMENT
This Agreement is indefinite as to its duration. The Ceding Company or the Reinsurer may terminate this Agreement with respect to reinsurance of newly issued policies by giving ninety (90) calendar days written notice of termination to the other party, sent by certified mail or overnight courier service (e.g. Federal Express). The date the document is postmarked is deemed to be the first day of the notice period.

During the notification period, the Ceding Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all policies reinsured under this Agreement will remain in force until the termination or expiration of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

ARTICLE 19 – REPRESENTATIONS AND WARRANTIES
Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The parties agree that this Agreement is entered into with the understanding that the principles of good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties’ rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations and disclosures.

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The Ceding Company affirms that it has and will continue to disclose all matters material to this Agreement. Examples of such matters are a Material Change in underwriting, claims or issue practices or philosophy, or a change in the Ceding Company’s ownership or control.

ARTICLE 20 – DEFINITIONS
Automatic – A reinsurance agreement under which the Reinsurer is obligated to accept or assume risks that meet certain specific criteria based on the Ceding Company’s underwriting.

Automatic Binding Limit – The amount specified in Exhibit C used to calculate the maximum Reinsurance Death Benefit that may be ceded as Automatic reinsurance on any one life. For the sake of clarity, all previously issued policies which were reinsured, including new policies which are to be issued and reinsured, are considered for purposes of determining the Automatic Binding Limit eligibility.

Conditional Receipt - A type of premium receipt obliging the Ceding Company to provide a limited amount of coverage to the date of policy issue as long as a premium accompanies an acceptable application. It is conditional upon the prospective insured being insurable at the time of application and such other conditions as are listed in the Conditional Receipt form.

Effective Date of this Agreement – The date on which this Agreement becomes binding on the Ceding Company and the Reinsurer. Policies with an application date on or after this date, or backdated according to the provisions of Article 1.7 are eligible for reinsurance coverage under this Agreement.

Error - A clerical mistake or oversight made inadvertently and excludes acts of judgment and all other forms of intentional decision.

Extra Contractual Obligations – Damages awarded by a court against an insurer that go beyond the coverage provided by the policy, typically for bad faith in dealing with the insured or beneficiary.

Facultative – Reinsurance under which the Ceding Company has the option (faculty) of submitting and the Reinsurer has the option of accepting or declining individual risks.

Flat Extra - An additional premium amount per $1,000 of insurance that is charged to cover any extra hazard or special risk such as aviation or hazardous activities as assessed by the underwriter of the policy application. The additional premium paid to the Reinsurer is calculated based on the Reinsured Net Amount at Risk.

Initial Death Benefit – The face amount of the Original Policy on the date of issue.

Jumbo Limit – The maximum amount of coverage available on an individual life for Automatic reinsurance purposes as defined in Exhibit C. If such insurance exceeds the limit, the Ceding Company must submit the risk to the Reinsurer for Facultative review.

Material Change – A change that is likely to impact the Reinsurer’s financial experience under this Agreement or would cause the Reinsurer to alter or revise a risk classification or underwriting recommendation or claims decision, reconsider or adjust reinsurance pricing, or take similar actions.

Maximum Retention Per Life – The maximum amount of risk that the Ceding Company may hold on an individual insured according to its published Retention schedule.

New Business – Policies on which the Ceding Company (1) has obtained the same new underwriting information it would obtain in absence of the Original Policy, (2) pays the same commissions in the first year

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that it would have paid in absence of the Original Policy and (3) the suicide and contestable period provisions are as long as those contained in other new policies issued by the Ceding Company.

New Plan – The plan to which the Original Policy is converted, exchanged or replaced.
New Policy – The policy issued resulting from a conversion, exchange or replacement of the Original Policy.

Original Policy – An insurance contract issued by the Ceding Company on an insured that is reinsured under this Agreement.

Permanent Resident – An individual having his or her primary place of living in a particular country, notwithstanding the fact that they may maintain one or more homes in other places. A legal Permanent Resident of the United States would include any non-citizen living in the United States for five or more years who does not intend to return to their native country (except for brief trips) and who holds a valid U.S. Permanent Resident Card (Green Card) or a U.S. visa that authorizes residence in the United States.

Policy Death Benefit – The death benefit of a policy reinsured under this Agreement on the policy anniversary or on such other dates as may be required to properly administer the business hereunder.

Policy Net Amount at Risk (Fixed Benefit Business and Riders) – The Policy Death Benefit. The basis for determining the Policy Net Amount at Risk may be modified with the consent of the Ceding Company and Reinsurer without the need for a formal amendment of the Agreement.

Policy Net Amount at Risk (Interest Sensitive Business and Riders) – The Policy Death Benefit less the maximum of the Proxy Economic Reserves and accumulation account or cash value on the policy. The basis for determining the Policy Net Amount at Risk may be modified with the consent of the Ceding Company and Reinsurer without the need for a formal amendment of the Agreement. It is further understood that for interest sensitive policies issued without the no-lapse guarantee rider, the Proxy Economic Reserve is deemed to equal the accumulation account or cash value.

Professional Athlete – An individual who is a team member in any of the four major U.S. professional sports – National Football League (NFL), National Basketball Association (NBA), Major League Baseball (MLB) or National Hockey League (NHL).

Proportionate Share – The percentage derived by dividing the Reinsured Net Amount at Risk by the Policy Net Amount at Risk.

Proxy Economic Reserves – [REDACTED]

Reinsurance Death Benefit – The Initial Death Benefit less the Retention on the policy times the percentage of Automatic reinsurance ceded to the Reinsurer as specified in Exhibit C. For Facultative reinsurance, the Reinsurance Death Benefit is that amount of the Initial Death Benefit for which the Ceding Company accepts the Reinsurer’s offer to reinsure.

Reinsured Net Amount at Risk – The percentage of Automatic Reinsurance ceded to the Reinsurer as specified in Exhibit C or the percentage ceded as modified pursuant to the Facultative Reinsurance process times the remainder of (1) the Policy Net Amount at Risk less (2) the Retention on the policy.

Retention – The amounts that are held by the Ceding Company at their own risk on a life. In calculating the Retention, the sum retained by the Ceding Company on the life and in force as of the date of issue of the policy shall be taken into account.

Temporary Insurance Agreement - A separate contract between the Ceding Company and the applicant that provides insurance coverage for a specified amount for a limited period of time. It does not depend on the

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proposed insured’s insurability.  It has specific conditions where the agreement will not provide coverage such as material misrepresentations in the application and death from suicide.

Ultimate Death Benefit Amount – The projected maximum Policy Death Benefit that a policy or rider could achieve based on reasonable assumptions made about the operation of certain characteristics of the policy or rider form, as calculated at time of underwriting.

Yearly Renewable Term (YRT) – A form of life reinsurance under which the risks, but not the permanent plan reserves, are transferred to the Reinsurer for a premium that varies each year with the Reinsured Net Amount at Risk and the duration from issue.

ARTICLE 21 – EXECUTION
This Agreement is effective as of the month, day and year stated on the cover page of this Agreement, and applies to all eligible policies with application dates on or after such date. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document. This Agreement has been made in duplicate and is hereby executed by all parties.

SYMETRA LIFE INSURANCE COMPANY	RGA REINSURANCE COMPANY
By:____________________________ (Signature)	By:_____________________________ (Signature)

Title:___________________________	Title: Vice President
Date:___________________________	Date:___________________________
Location:________________________	Location: Chesterfield, Missouri

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EXHIBIT A – RETENTION SCHEDULE OF THE CEDING COMPANY
A.1    LIFE INSURANCE

Maximum Retention Per Life under this and all other agreements

[REDACTED]

Any change in the Policy Net Amount at Risk due to changes in the policy’s account value or cash value will be allocated to the Reinsurer, but it is understood that the Ceding Company will not retain more than its Maximum Retention Per Life.

For Joint Last Survivor policies issued with the Estate Preservation Rider (EPR), the Ceding Company will calculate its applicable Retention on the total Policy Net Amount at Risk and allocate its Retention proportionally to the base policy and rider according to the at issue proportion of base Net Amount at Risk and EPR Net Amount at Risk to the base plus EPR Net Amount at Risk. It is further understood that upon expiry of the EPR, the Ceding Company will retain its Maximum Retention Per Life on the base policy. For example, for a policy of $10,000,000 of base coverage plus $6,700,000 of EPR, the applicable Retention is [REDACTED] or [REDACTED] of the total coverage. The Ceding Company will retain [REDACTED] of the base policy plus [REDACTED] of the EPR for a total of [REDACTED] on both combined pieces instead of filing its Retention solely from the base policy. Upon expiry of the EPR, the Ceding Company will retain [REDACTED] of the base policy.

The Ultimate Death Benefit Amount, including joint policies, is reflected in the calculations for the purpose of evaluating Retention. For Joint Last Survivor policies, the Ceding Company will not reduce its Retention to the individual life level upon the first death.

A.2    CEDING COMPANY RETENTION MANAGEMENT
The Ceding Company manages Retention on a per life basis for the Second-to-Die Universal Life Plan covered under this Agreement, so the joint policy retained amount would generally be higher.

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EXHIBIT B – BUSINESS COVERED
The business reinsured under this Agreement is defined as follows:

Policies issued on the business identified below will qualify for reinsurance if the application date for the policy is on or after the Effective Date of this Agreement.

May 1, 2015

Included Plans:
Classic UL without LPB/Premier Riders
Classic UL with LPB/Premier Riders
Symetra UL 2015 without LPB/Premier Riders
Symetra UL 2015 with LPB/Premier Riders
Symetra Survivorship UL 2014 (Joint Last Survivor)

Benefits & Riders:
20 Year Term Rider
Accelerated Benefit Rider for Terminal Illness (lien and non-lien approaches)
Policy Split Option
Estate Preservation Rider
Lapse Protection Benefit (LPB) Rider
Premier Rider

Plan:	Available Riders:
Classic UL Symetra UL 2015	•20 Year Term Rider •Accelerated Benefit Rider for Terminal Illness (lien approach for Classic UL, non-lien approach for Symetra UL 2015) •Lapse Protection Benefit Rider •Premier Rider
Symetra Survivorship UL 2014	•Policy Split Option •Estate Preservation Rider •Lapse Protection Benefit Rider

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EXHIBIT C – BINDING LIMITS
C.1     REINSURER’S SHARE
The Reinsurer’s share will be [REDACTED] of the total ceded amount on an excess of Retention basis. This amount will not exceed the Reinsurer’s share of the maximum Automatic Binding Limits specified in Exhibit C.2.

For policies issued with the Estate Preservation Rider (EPR), the total ceded amount will be allocated proportionally between the base policy and rider based on the at issue proportion of base policy reinsured Net Amount at Risk and rider reinsured Net Amount at Risk to base plus rider reinsured Net Amount at Risk. It is further understood that upon expiry of the EPR, the Company’s Retention will be fully applied to the base policy.

C.2     AUTOMATIC BINDING LIMITS

a.Single Life

[REDACTED]

The pool maximum Automatic Binding amounts above include the Ceding Company’s Retention per insured.

b.Joint Life

For the Joint Last Survivor plan, conditions for determining Automatic Binding Limit are found under Exhibit H.

c.Professional Athletes will not be covered on an Automatic Basis.

    C.3     JUMBO LIMITS
The Ceding Company will not cede any risk Automatically if the total amount in force and applied for on the life with all insurance companies, including any amount to be replaced other than 1035 replacement situations where a singed absolute assignment form has been obtained, exceeds the applicable amounts shown below.

The Ceding Company’s Ultimate Death Benefit Amount, including Joint Last Survivor policies and any other companies’ Ultimate Death Benefit Amount, are included on each life for the purpose of evaluating the Jumbo Limit.

[REDACTED]

a.Single Life

[REDACTED]

b.Joint Life
For the Joint Last Survivor plan, conditions for determine Jumbo Limit are found under Exhibit H.

PRE-ISSUE NOTIFICATION
[REDACTED]

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C.4     CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT
The amount of such coverage provided by the Reinsurer will be limited to the lesser of the following amounts per application provided by the Ceding Company’s Conditional Receipt or Temporary Insurance Agreement:

1.The Reinsurer’s share of [REDACTED]
2.The Reinsurer’s share of the Automatic Binding Limits
3.The Reinsurer’s share of the difference between the amount of insurance provided by the Conditional Receipt or Temporary Insurance Agreement and the amount retained by the Ceding Company

C.5     ISSUE AGE LIMITS

a.Plans:

Single Life:
Juvenile: 15 days-15 years
Standard Non-Nicotine and Standard Nicotine: [REDACTED]
Preferred Nicotine and Standard Plus Non-Nicotine: [REDACTED]
Super Preferred Non-Nicotine and Preferred Plus Non-Nicotine: [REDACTED]

Second-to-die:
Super Preferred Non-Nicotine and Preferred Non-Nicotine: [REDACTED]
Standard Non-Nicotine, Preferred Nicotine, and Standard Nicotine: [REDACTED]

b.Riders:

20 Year Term Rider: 16-50
Accelerated Benefit Rider for Terminal Illness: 15 days-90
Lapse Protection Benefit Rider: 16-90
Premier Rider: 50-85
Policy Split Option Rider: 20-75
Estate Preservation Rider: 20-79

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EXHIBIT D – REINSURANCE PREMIUMS
[REDACTED]

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EXHIBIT E – SELF-ADMINISTERED REPORTING
The Ceding Company will self-administer all reinsurance reporting. The Ceding Company will send the Reinsurer the reports listed below monthly, or reports of an equivalent nature containing such information as may be required by the Reinsurer to properly administer the reinsurance business ceded under this Agreement.

E.1 GENERAL REPORTING REQUIREMENTS

a.New Business – This report will include new issues only, the first time the policy is reported to the Reinsurer. Automatic and Facultative business will be identified separately.
b.First Year, Other than New Business – This report will include policies previously reported on the New Business detail and still in their first duration, or policies involved in first year premium adjustments.
c.Renewal Year – This report will include all policies with renewal dates within the accounting period.
d.Changes and Terminations – This report will include all policies affected by a change during the current reporting period. Type of change or termination activity must be clearly identified for each policy. The Ceding Company will identify the following transactions either by separate listing or unique transaction codes: Terminations, Reinstatements, Changes, Conversions, and Replacements. For Conversions and Replacements, the Ceding Company will report the Original Policy date, as well as the current policy date.
e.In force – A detailed report listing the data shown in section E.3 (b) of this Exhibit for each policy in force.
f.Policy Exhibit – Transactions will be summarized for activity during the current period and on a year-to-date basis, reporting the number of policies and Reinsured Net Amount at Risk. An example is shown in section E.4 of this Exhibit.
g.Accounting Information – Premiums and allowances will be summarized for Life coverage, Benefits and Riders for both First Year and Renewal business. An example is shown in section E.5 of this Exhibit.

E.2 BUSINESS REPORTED ELECTRONICALLY

If reporting will be done electronically, the Ceding Company will send the Reinsurer a copy of their current file layout(s) including customization that specifies the columns in the order they appear in the file along with the data type (alpha, numeric) and the exact length of each field. Also a data dictionary will be provided that states a brief definition of each field contained in the file(s), as well as a listing of valid values for fields where applicable and an explanatory key to interpret plan codes, treaty pointers, underwriting and smoking class codes. File format and data types should remain consistent across each reporting period. Future changes to the file layout or data dictionary will be promptly communicated (preferably thirty (30) calendar days in advance) to the Reinsurer in writing prior to the change taking effect.

E.3 GENERAL STATEMENT SPECIFICATIONS
The data requirements listed below represent a general outline of the information that the Ceding Company will provide to the Reinsurer so that the Reinsurer may properly administer the reinsurance business ceded under this Agreement. Depending upon the exact nature of the reinsurance arrangement, not all references below may apply and/or additional information may be needed.

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a.The following information should appear on the transaction statements for each benefit to be reinsured and for each insured, including all insureds on a joint policy:

Ceding Company identifier
Policy number
Policy issue date
Reinsurance effective date
Policy application date, if used to determine treaty eligibility
Transaction type code (New Business, Renewal, Conversion, Termination, etc.)
Business Source/Issue type code (New Business, Continuation, etc.)
Effective date of any policy change, reissue or termination
Name of each insured
Date of birth of each insured
Issue age of each insured
Gender of each insured
Mortality rating of each insured
Underwriting classification of each insured
Smoking class of each insured
Automatic or Facultative indicator
Reinsurance basis indicator
Plan code
Treaty pointer
Original face amount of the policy
Amount ceded to the Reinsurer
Ultimate Death Benefit Amount, if applicable
Amount of reinsurance premium being paid, separated for supplementary benefits
Amount of reinsurance premium allowances, if any
Policy fee, if any
Flat Extra premium and number of years payable
Joint policy indicator

b.The Ceding Company will send the Reinsurer an In force report. The following information should appear on the In force file for each benefit to be reinsured and for each insured, including all insureds on a joint policy:

Ceding Company identifier
Policy number
Policy issue date
Reinsurance effective date
Policy application date, if used to determine treaty eligibility
Business Source/Issue type code (New Business, Continuation, etc.)
Name of each insured
Date of birth of each insured
Issue age of each insured
Gender of each insured
Underwriting classification of each insured
Smoking class of each insured
Mortality rating of each insured
Automatic or Facultative indicator
Reinsurance basis indicator
Original face amount of the policy
Amount ceded to the Reinsurer
Ultimate Death Benefit Amount, if applicable
Joint policy indicator

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E.4 POLICY EXHIBIT

The Ceding Company will send the Reinsurer summary policy exhibit information similar to the following example:

Policy Summary Classification	Number of Policies	Reinsurance Amount
In force as of last report	1,000	$ 800,000,000

New Issues	10	1,000,000
Continuations (added)	1	100,000
Reinstatements	1	100,000
Increases	3	500,000

Deduct by:
Death	1	300,000
Lapse	6	500,000
Continuations (terminated)	1	100,000
Decreases	2	100,000

In force as of current report	1,005	800,700,000

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E.5 ACCOUNTING SUMMARY

The Reinsurer requires the Ceding Company to send summary accounting information similar to the following example with each statement:

		Premiums	Allowance	Net Premium		Totals	Total Due
First Year Total	Base	$2,300.00	0.00	$2,300.00	Cash Value	0.00
	ADB	100.00	0.00	100.00	Benefits/Claims	0.00
	Waiver	100.00	0.00	100.00	Policy Fee	0.00
	Other	0.00	0.00	0.00	Dividend	0.00
					Prem Tax	0.00
	Total	$2,500.00	0.00	$2,500.00	Net Premium	$2,500.00	$2,500.00

Renewal Total	Base	$25,000.00	0.00	$25,000.00	Cash Value	0.00
	ADB	1,000.00	0.00	1,000.00	Benefits/Claims	0.00
	Waiver	1,500.00	0.00	1,500.00	Policy Fee	0.00
	Other	0.00	0.00	0.00	Dividend	0.00
					Prem Tax	0.00
	Total	$27,500.00	0.00	$27,500.00	Net Premium	$27,500.00	$27,500.00

First Year & Renewal	Base	$27,300.00	0.00	$27,300.00	Cash Value	0.00
	ADB	1,100.00	0.00	1,100.00	Benefits/Claims	0.00
	Waiver	1,600.00	0.00	1,600.00	Policy Fee	0.00
	Other	0.00	0.00	0.00	Dividend	0.00
					Prem Tax	0.00
	Total	$30,000.00	0.00	$30,000.00	Net Premium	$30,000.00	$30,000.00

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EXHIBIT F – SAMPLE APPLICATION FOR FACULTATIVE REINSURANCE
REINSURANCE GROUP OF AMERICA

CEDING COMPANY		FACSIMILE NUMBER
UNDERWRITER	E-MAIL	TELEPHONE NUMBER
BY		DATE

PROPOSED INSURED (LAST NAME)	(FIRST)	(MIDDLE)	DATE OF BIRTH	AGE

SEX M F	STATE OF BIRTH	STATE OF RESIDENCE	OCCUPATION

BASIS	NEAREST BIRTHDAY LAST BIRTHDAY	YRT CO-INS	AUTOMATIC FACULTATIVE	NUMBER OF PAGES

	LIFE	WAIVER	ADB
PREVIOUS IN FORCE
RETENTION
CURRENT APPLICATION
PROPOSED RETENTION
REPLACEMENT?
REINSURANCE APPLIED FOR
RATING

	YES	NO
DOES APPLICATION REPRESENT EXERCISE OF A GUARANTEED INSURABILITY OPTION OR ANY OTHER SPECIAL BENEFIT?
WILL POLICY CONTAIN AN AVIATION EXCLUSION PROVISION?
IS REINSURANCE BEING SUBMITTED ELSEWHERE? IF YES, WHERE:
IN EXCESS OF JUMBO?
SMOKING/TOBACCO STATUS NO TOBACCO TOBACCO	NONSMOKER SMOKER

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REQUIREMENTS
	ATTACHED	OUTSTANDING
APP
EXAM
ECG
XRAY
BLOOD PROF
HIV
HOS
ORAL FLUID
APS
DR: _________________________________
APS
DR: _________________________________
APS
DR: _________________________________
INSP/PHI
BBIR
FINANCIAL

REMARKS
REFER TO
KEEP TOGETHER WITH JOINT LIFE GROUP/BUSINESS/FAMILY
NAME	DATE OF BIRTH	RELATIONSHIP
PLEASE INDICATE REASON SUBMITTED AND CODES YOUR COMPANY IS REPORTING TO MIB

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EXHIBIT G – ALLOCATION RULES FOR PLACEMENT OF FACULTATIVE CASES
The Ceding Company will place the case with the reinsurer having the first in best offer.

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EXHIBIT H – JOINT LAST SURVIVOR CONDITIONS
For the Joint Last Survivor plan, the Automatic Binding Limit and Jumbo Limit are based on the single life binding limits subject to the following conditions:

[REDACTED]

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